Exhibit 10.5

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), effective as of the final closing of the Capital Raise (as defined below) (the “Effective Date”), is entered into by and between Sharps Technology Inc., a Nevada corporation (the “Client” or the “Company”) and Sol Edge Limited, a Cayman Islands exempt company or its designated affiliate (the “Consultant” and, with the Client, the “Parties”).

WHEREAS, as required by the transaction documents for the Capital Raise (as defined below), the Client wishes to appoint the Consultant to provide asset management and related services regarding the digital assets of the Client under commercially reasonable terms;

WHEREAS, the Board of Directors of the Client (the “Board”) has determined to appoint the Consultant to provide such services, as of the date of the closing of the Capital Raise; and

WHEREAS, the Consultant wish.es to be appointed by the Board for such purposes in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for such other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to be bound on the terms and conditions set forth below:

1. Appointment of the Consultant. The Board hereby appoints the Consultant to provide certain asset management and related services with respect to the Treasury Strategy (as defined below) to the accounts or cryptocurrency wallets identified in Schedule A attached hereto (as may be amended from time to time by the Consultant) and maintained with a custodian acceptable to the Client (the “Custodian”) and held in the name as designated by the Consultant, for the benefit of the Company’s wholly-owned subsidiary, Sol Equity Limited. The Consultant hereby accepts this appointment and agrees to provide such services on behalf of the digital assets within the Treasury Strategy (as defined below) of the Client upon the terms and conditions set forth herein. The Client agrees that affiliates of the Consultant (“Consultant’s Affiliates”), or other service providers as selected and engaged by the Consultant, may provide services hereunder as needed to further the Treasury Strategy.

2. Treasury Assets. The “Treasury Assets” shall consist of (a) the net proceeds of the offering of the Client’s securities in accordance with Section 4.7 of one or more certain Securities Purchase Agreements, dated as of August 25, 2025, between the Client and each purchaser identified on the signature pages thereto (the “Capital Raise”) and (b) any additional cash and crypto proceeds designated as “Treasury Assets” in accordance with this Section 2, in each case which the Client agrees it has placed or will place into the Treasury, as well as all activities thereof, proceeds of, income on and additions or accretions to same, including all assets which are or were in the Treasury, but which are staked from time to time in accordance with this Agreement. The (x) cash and crypto proceeds of the Capital Raise, (y) cash and crypto proceeds the Client receives in connection with additional capital raises, the stated use of which is to farther the Treasury Strategy and (z) additional available assets placed in the Treasury (collectively, the “Available Capital”) shall be contributed to the Treasury. The Client shall notify the Consultant of its intention to contribute Available Capital to be designated and maintained as Treasury Assets held in the Treasury one business day in advance of such contribution. With the approval of the Strategic Committee (as defined below), liquidation of Treasury Assets may be required for any withdrawal by the Client during the term of this Agreement and notice to the Consultant shall be given as soon as possible and, in any event, at least five business days in advance of such event. The Client acknowledges that (a) the Treasury Assets constitute only a part of the assets of the Client; (b) the Treasury Assets include any amounts needed for the Treasury operations budget in accordance with the applicable Investment Guidelines as defined herein; and (c) the Consultant may act without regard to or consideration of any other assets that may from time to time be held by the Client and shall have no responsibility, duty or liability with respect to any assets not Treasury Assets.

For the purposes of the above, the “Treasury Strategy” means the digital assets treasury strategy overseen by the Strategic Committee, focused on Solana (“SOL”) and SOL equivalents, including long and short strategies, hedging, staking, restaking and liquid staking, primarily in the SOL ecosystem, but also including Bitcoin and other digital assets in the discretion of the Strategic Committee to improve returns. The Parties agree that the Treasury Strategy shall not include “securities” as defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”), unless otherwise agreed in writing. The Client understands and agrees that (i) it is not engaging the Consultant to provide advice about securities and (ii) for so long as the Treasury Assets do not include securities and the Consultant’s services hereunder are confined to non-securities, the Client is not an “advisory client” for purposes of the Advisers Act, and to the fullest extent permitted by applicable law, shall not be afforded the protections of advisory clients under the Advisers Act. For the avoidance of doubt, nothing in this Section 2 shall be construed to limit or restrict the Consultant’s ability to manage the Treasury Assets in accordance with the Investment Guidelines set forth in Schedule B.

3. Authority of Consultant.

(a) Generally. The Consultant (and, where applicable, any Consultant Affiliate) shall have responsibility and authority regarding the digital assets of the Treasury in coordination with the Client and its Chief Investment Officer and, as herein provided, shall from time to time direct the activity of such digital assets. Subject to the Investment Guidelines set forth in Schedule B, the Consultant (and, where applicable, any Consultant Affiliate) shall have power and authority to:

(i) with the approval of the majority of the Strategic Committee, request that the net proceeds raised in the Capital Raise are contributed to the Treasury as Treasury Assets.

(ii) direct the Chief Investment Officer of the Client to enter into transactions and other undertakings that, subject to the Investment Guidelines set forth in Schedule B, the Consultant or any of the Consultant’s Affiliates may deem necessary or advisable to carry out its investment decisions, including but not limited to the ability to buy, sell, exchange, convert, swap, stake, redeem, and otherwise trade in digital assets in accordance with the Treasury Strategy;

(iii) make allocation decisions in respect of the Treasury Assets in accordance with the Investment Guidelines set forth in Schedule B;

(iv) direct the Chief Investment Officer of the Client to purchase, acquire, hold, invest, reinvest, sell, stake, redeem or dispose of, or otherwise trade in any assets which constitute or will constitute all or any portion of, the Treasury Assets, and place orders with respect to, and arrange for any of the foregoing;

(v) select brokers, dealers, cryptocurrency wallet providers, staking, restaking and liquid staking service providers and other intermediaries, exchanges and counterparties, which may or may not be a Consultant Affiliate, as may be necessary to execute transactions as described above and any other transactions contemplated herein, and to instruct the Custodian as necessary to open accounts in the name, or for the benefit, of the Client with such selected brokers, dealers, cryptocurrency wallet providers, staking, restaking and liquid staking service providers and other intermediaries, exchanges and counterparties and to pay all reasonable fees and expenses applicable to such transactions from Treasury Assets;

(vi) instruct the Custodian to deliver an asset sold, exchanged or otherwise disposed of by the Treasury in exchange for cash and to deliver cash to pay for assets delivered to the Custodian that were acquired by the Treasury;

(vii) instruct the Custodian to exercise or abstain from exercising any option, privilege or right held in the Treasury;

(viii) monitor the correct collection of income on the Treasury Assets by the Custodian;

(ix) execute, in the name and on behalf of the Client, all such documents and take all such other actions which the Consultant shall deem requisite, appropriate or advisable to carry out its duties hereunder; provided that any actions authorized by this Agreement and executed by the Consultant pursuant to the authority herein granted shall not cause any Treasury Assets to be custodied by any party other than the Custodian;

(x) engage such independent agents, administrators, subadvisors, attorneys and accountants as the Consultant may deem necessary or advisable to implement the Treasury Strategy for the Treasury Assets and to instruct the Custodian as necessary to pay on behalf of the Client all reasonable and documented fees incurred thereby (including reasonable and documented legal and accounting fees and disbursements, commissions, banking, brokerage, registration and private placement fees, and transfer, capital and other taxes, duties and costs incurred in connection with the making of investments by the Client in Treasury transactions); and

(xi) take any other action with respect to property in the Treasury as necessary or desirable to carry out its obligations under this Agreement (except that the Consultant is not authorized to withdraw any money or other property from the Treasury either in the name of the Client or otherwise and shall under no circumstances act as custodian of the Treasury or take or have title to, or authority to take possession of the Treasury Assets, except as expressly described herein).

The foregoing authority shall remain in full force and effect until expressly revoked by a shareholders resolution that is duly adopted by the shareholders of the Client with a vote of at least 75% in accordance with the Client’s organizational documents and delivered to the Consultant.

Such a resolution may also terminate this Agreement and is required for any movement of Treasury Assets outside the digital assets ecosystem. Any such revocation shall not affect any transactions entered into prior to such revocation or the terms of any liquidated damages.

(b) Power of Attorney. In furtherance of the authority set forth in paragraph (a) above, the Client hereby irrevocably designates and appoints the Consultant as its agent and attorney-in- fact, with full power and authority and without further approval of the Client, in the Client’s name, place and stead, as required to (i) negotiate, make, execute, sign, acknowledge, swear to, deliver, record and file any agreements, documents or instruments which may be considered necessary or desirable by the Consultant or a Consultant Affiliate to carry out fully the provisions of this Agreement and (ii) to perform all other acts contemplated by this Agreement or necessary, advisable or convenient to carry out its duties hereunder (subject at all times, however, to each and all of the limitations and stipulations set forth herein and in the Investment Guidelines set forth in Schedule B). Notwithstanding the foregoing and for the avoidance of doubt, this power of attorney set forth in this Section 3(b) shall not permit the Consultant or a Consultant Affiliate to take any action that would cause the Consultant to take or have possession or “custody” of any cash, securities or any other assets of the Client, other than direct withdrawal of the fees due to the Consultant in accordance with the terms of this Agreement. Because this limited power of attorney shall be deemed to be coupled with an interest, it shall be irrevocable and survive and not be affected by the Client’s (or any of its subsidiaries’) insolvency or dissolution. However, this limited power of attorney will become revocable upon the expiration of such interest and, therefore, this limited power of attorney will terminate upon termination of this Agreement.

(c) Compliance with Investment Guidelines. The Client acknowledges and agrees that compliance with the Investment Guidelines set forth in Schedule B shall be determined in accordance with the Consultant’s internal systems. The Client understands and agrees that the Consultant does not guarantee or represent that any objectives will be achieved. The Client and the Consultant understand and agree that the Consultant may obtain the approval of the Client from time to time for exceptions to the Investment Guidelines in accordance with procedures mutually agreed between the Consultant and Client and approved by the Strategic Committee.

4. Custody of Assets.

(a) Assets held by Custodian. All Treasury Assets shall be held in cryptocurrency wallets established and controlled by the Client, to which the Consultant has access. Title of all Treasury Assets shall be held in the name of the Client or an affiliate thereof, provided that for convenience in buying, selling and exchanging assets, title to such assets may be held in the name of the Custodian, or its nominee, or the street name of the Client’s Custodian. The Consultant does not have any authority to, and shall not take any actions which would cause the Consultant to, take or have possession or “custody” (or be deemed to have “custody”) of any cash, securities or any other assets of the Client, except with the approval of the Strategic Committee or the Client’s Chief Investment Officer. Notwithstanding any transactions authorized by this Agreement and executed by the Consultant pursuant to authority granted herein, all Treasury Assets shall be custodied by the Custodian. Instructions by the Consultant to the Custodian with respect to the Treasury Assets shall be made telephonically, electronically (e.g., through an API feed), in writing, or by other documented means agreeable to both parties.

(b) Expenses of the Custodian; No Liability. The Client shall pay all charges, fees and expenses of the Custodian and any sub-custodian(s). The fees charged to the Client by the Custodian are exclusive of, and in addition to, any management fees and other charges of the Consultant discussed herein. The Consultant shall have no liability with respect to the choice of Custodian or loss of private keys or access to the Account, except for any recommendation made or such loss of access relating to the Consultant’s own conduct or credentials (which recommendation or loss of access is not otherwise exculpated or indemnified in accordance with Section 11).

5. Proper Instructions.

(a) All instructions communicated hereunder to the Consultant from the Client shall be made in writing and transmitted to the Consultant by persons properly authorized by the Strategic Committee. Any such communication appropriately indicating that it reflects action or instruction by the Client may be so accepted by the Consultant and the Consultant shall have no obligation to inquire further with respect thereto and shall be fully protected in relying and acting upon the writing so indicating the action or instruction of the Client.

(b) The Strategic Committee shall provide the Consultant with a list of authorized persons and their specimen signatures from whom the Consultant may accept written day to day instructions, confirmations or authority under this Agreement (“Proper Instructions”) and the Consultant shall be fully protected in relying on such list until notified in writing by the Client to the contrary. Proper Instructions may be sent via email, Adobe’s Portable Document Format (“PDF”) or other electronic transmission.

6. Management Fees: Account Expenses.

(a) As compensation for the Consultant’s services rendered hereunder, the Client will compensate the Consultant in the form of payment of the management fees described in Schedule C attached hereto and as may be amended from time to time by written agreement of the Consultant and the Client (the “Fee Schedule”). The Fee Schedule shall be deemed to have been adopted and made a part of this Agreement as if fully rewritten herein. The Client hereby acknowledges that it is the Client’s responsibility to verify the accuracy of the calculation of the Consultant’s fees.

(b) The Consultant will be responsible for all of its overhead costs. The Client shall pay or reimburse the Consultant for all reasonable and documented expenses related to the operation of the Treasury, which shall be paid or reimbursed by the Client out of the Treasury Assets. The amount of such expenses may vary from time to time and shall include, without limitation: (i) custodial fees; (ii) bank service fees; (iii) brokerage commissions and all other brokerage transaction costs; (iv) clearing and settlement fees; (v) interest and withholding or transfer taxes incurred in connection with trading for the Treasury; and (vi) any other reasonable and documented fees and expenses related to the activity of the Treasury as determined by the Consultant in good faith.

(c) In addition, the Client may incur an expense which forms part of a larger aggregate expense relating to a number of other managed accounts or pooled investment vehicles for which the Consultant or its affiliates provide services. If any such expenses are incurred for the account of any persons in addition to the Client, the Consultant will allocate the total expense among the Client and such other persons and will determine the portion reimbursable to the Client, if any, in a fair and reasonable manner.

7. Representations of the Consultant. The Consultant represents to the Client as follows:

(a) the Consultant is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) this Agreement constitutes a binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

(c) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Consultant is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Consultant or the Client or that would materially impede the Consultant’s ability to perform its obligations hereunder.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Consultant shall promptly notify the Client of such event.

8. Representations of the Client. The Client represents and warrants to the Consultant as follows:

(a) the Client has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Client and its Board of Directors have the authority to (i) appoint a Strategic Committee of the Board of Directors to oversee management of the assets held in the Treasury (the “Strategic Committee”), which Strategic Committee will be composed of two members appointed by the Board, with Paul K. Danner and Yuwen Zhang to be appointed and serve as the initial members, with Ms. Zhang serving as the initial chairperson the Strategic Committee, as of the closing of the Capital Raise; (ii) require that only the Strategic Committee, acting by unanimous consent, shall be approved to initiate the Treasury Strategy and access the Treasury Assets immediately after such closing; and (iii) require that the Strategic Committee, acting by unanimous consent, shall be able to add up to three additional members and, by appropriate action, has duly authorized such appointment and requirement and the execution and implementation of this Agreement;

(c) the Client and its Board of Directors, including the Strategic Committee, has the authority to (i) appoint the Consultant to manage the assets held in the Treasury and (ii) require that the net proceeds of the Capital Raise will be held by the Custodian until accessed by the Strategic Committee, and, by appropriate action, has duly authorized such appointment and requirement and the execution and implementation of this Agreement;

(d) the Client and its Board of Directors, including the Strategic Committee, has the authority to engage in the Treasury Strategy and has approved such strategy in accordance with its organizational documents;

(e) this Agreement constitutes a binding obligation of the Client, enforceable against the Client in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(f) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Consultant or the Client or that would materially impede the Client’s ability to perform its obligations hereunder;

(g) except in either case to the extent the Client has notified the Consultant in writing: (i) the Treasury Assets belong to the Client free and clear of any liens or encumbrances, and (ii) the Client will not pledge or encumber any Treasury Assets;

(h) the Client is not an investment company (as that term is defined in the Investment Company Act of 1940, as amended) (the “Investment Company Act”);

(i) the Client is experienced in engaging Consultants and is aware of the risks associated with such engagements in general, and that it understands the risks associated with the activities contemplated hereby, and the risk that the Treasury could suffer substantial diminution in value, including complete loss;

(j) the Client has reviewed all other materials and agreements provided by the Consultant relating to the Treasury and its activities contemplated hereby, understands such materials and agreements and has had the opportunity to ask questions regarding such materials and agreements;

(k) the Client is an “accredited investor” as that term is or may in the future be defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”);

(1) the Client is a “United States person” as defined in Section 770l(a)(30) of the U.S. Internal Revenue Code of 1986, as amended;

(m) the Client is a “qualified institutional buyer” as defined in paragraph (a) of Rule 144A promulgated under the Securities Act;

(n) the Treasury Assets held in the Account are not assets: of an “employee benefit plan” as defined in and subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Security Act of 1974, as amended (“ERISA”); a “plan” as defined in and subject to Section 4975 of the Code; a government plan, foreign plan, or church plan subject to laws similar to ERISA or Section 4975 of the Code; or an entity that holds “plan assets” as defined in Section 3(42) of ERISA;

(o) the Client represents and warrants that (i) the monies being used by it to fund the Treasury and the Treasury Assets held in the Treasury as of the Effective Date are not (A) derived from or related to any illegal activities, including but not limited to money laundering activities, or (B) derived from, invested for the benefit of or related in any way to the governments of, or persons within, any country under a U.S. embargo enforced by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) the opening, operation and maintenance of the Treasury does not directly or indirectly contravene U.S. federal, state, international or other laws or regulations, including anti-money laundering laws;

(p) neither the Client, nor any person controlling, controlled by, or under common control with it, nor any shareholder or other person having a beneficial interest in the Client is a Prohibited Investor,1 and Treasury Assets are not being invested on behalf, or for the benefit, of any Prohibited Investor. Neither the Client nor any director, officer, partner, member, affiliate, nor, if the Client is an unlisted company, any shareholder or beneficial owner of the Client, is a Senior Foreign Political Figure,2 any member of a Senior Foreign Political Figure’s Immediate Family3 or any Close Associate4 of a Senior Foreign Political Figure unless the Client has notified the Consultant of such fact. The Client is not resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.5 No Treasury Assets originate from, nor were they routed through, an account maintained at a Foreign Shell Bank,6 an offshore bank, a bank organized or chartered under the laws of a jurisdiction that has been designated by FATF as non-cooperative with international anti-money laundering principles or a financial institution subject to special measures under Section 311 of the USA PATRIOT Act. If the Client or any person controlling, controlled by, or under common control with the Client is organized under the laws of a country other than the United States to engage in the business of banking, the Client or such person, as the case may be, either: (i) has a Physical Presence 7 in a country in which the Client (or such person) is authorized to conduct banking activities, at which address the Client (or such person): (a) employs one or more persons on a full- time basis, (b) maintains operating records relating to its banking business, and (c) is subject to inspection by the banking authority from which it obtained its banking license; or (ii) is affiliated with a financial institution that maintains a Physical Presence in the United States or another country and is subject to supervision by a banking authority regulating such affiliated financial institution; and the Client understands, acknowledges, represents and agrees that (i) it is the Asset Manager’s policy to comply with anti-money laundering, embargo and trade, or similar laws, regulations, requirements (whether or not with force of law) or regulatory policies to which it is or may become subject (collectively “Requirements”) and to interpret them broadly in favor of disclosure, (ii) the Consultant could be requested or required to obtain certain assurances from the Client, disclose information pertaining to it to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future, (iii) the Client will provide additional information or take such other actions as may be necessary or advisable for the Consultant to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) or otherwise, and (iv) the Consultant and its agents may disclose to relevant third parties information pertaining to the Client in respect of Requirements or information requests related thereto.

1 “Prohibited Investors” include: (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by Office of Foreign Assets Control (“OFAC”) or prohibited under OFAC country sanctions, or any blocked persons list maintained by a governmental or regulatory body as may become applicable to the Trustee or Fund, (2) any Foreign Shell Bank, (as defined below), and (3) any person or entity resident in or whose funds are transferred from or through an account in a jurisdiction that has been designated as non- cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as Financial Action Task Force (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF’s list of Non-Cooperative Countries and Territories.

2 “Senior Foreign Political Figure” means a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or formr senior executive of a non-U.S. government- owned commercial enterprise. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure. Senior executives are individuals with substantial authority over policy, operations, or the use of government-owned resources.

3 “Immediate Family” with respect to a Senior Foreign Political Figure, typically includes the figure’s parents, siblings, spouse, children and in-laws.

4 “Close Associate” means, with respect to a Senior Foreign Political Figure, a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial U.S. and 11011-U.S. financial transactions on behalf of the Senior Foreign Political Figure.

5 Notice of jurisdictions that have been designated by the Treasury Department as a primary money laundering concern under Section 311 are published in the Federal Register and on the website of the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) at https://www.fincen.gov/resources/statutes-and-regulations/3l l-special- measures. FinCEN also issues advisories regarding jurisdictions that it deems to be deficient in their counter-money laundering regimes. Such advisories are posted at https://www.fincen.gov/resources/advisoriesbulletinsfact- sheets/advisories.

6 “Foreign Shell Bank” means a Foreign Bank without a Physical Presence (each as defined below) in any country but does not include a Regulated Affiliate (as defined below). “Regulated Affiliate” means a Foreign Shell Bank that: (i) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank. “Foreign Bank” means an organization that (i) is organized under the laws of a country outside the United States; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

7 “Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a county in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

(q) The Client represents that it has in place, and has uniformly applied, anti-money laundering policies and procedures reasonably designed to comply with the Requirements, including without limitation to verify the identity of any person controlling, controlled by, or under common control with it, its shareholders and other persons having a beneficial interest in the Client and their respective sources of funds.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Client shall promptly notify the Consultant of such event.

9. Client Acknowledgements.

(a) Cooperation. The Client acknowledges that the information provided by the Client on any Treasury account opening forms, including without limitation, information pertaining to the Client’s legal or tax status, address or other contact information and the Investment Guidelines set forth in Schedule B, will be relied upon by the Consultant, and the Client agrees that if any such information shall hereafter change or become inaccurate, the Client shall notify the Consultant in writing of such change or inaccuracy as soon as reasonably practicable. The Client shall cooperate with the Consultant in the performance of its services under this Agreement and, upon the Consultant’s reasonable request, shall provide the Consultant with timely access to and use of personnel, facilities, equipment, data and information to the extent necessary to permit the Consultant to perform its services under this Agreement.

(b) Risk Factors: Conflicts of Interest: Non-Exclusive Management. The Client acknowledges that it understands the risks of managing the Treasury Assets in conjunction with the Treasury Strategy, and the risks and, if applicable, the risk factors set forth in the Consultant’s Form ADV Part 2A Brochure, the current form of which is incorporated by reference herein, and hereby acknowledges and consents to such risks and the associated conflicts of interest described therein. The Consultant shall devote such part of its time as the Consultant determines is reasonably needed for the services contemplated under this Agreement; provided, however, that this Agreement shall not prevent the Consultant from rendering similar services to other persons, trusts, corporations or other entities. Nothing in this Agreement shall limit or restrict the Consultant or any of its officers, affiliates or employees from, as permitted by law, buying, selling or trading in any asset for its own or their own accounts. The Client acknowledges that the Consultant and its officers, affiliates and employees, and the Consultant’s other clients may as permitted by law at any time have, acquire, increase, decrease, or dispose of positions which are at the same time being acquired for or disposed of from the Treasury. As permitted by law, the Consultant shall have no obligation to acquire for the Treasury a position which the Consultant, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client. The Client acknowledges that the Consultant is not a financial planner. Nothing contained herein or provided hereby shall be construed as legal, tax or accounting advice by the Consultant.

(c) Order Aggregation and Allocation. The Client acknowledges and agrees that the Consultant manages other portfolios, including some that may use strategies substantially similar to those of the Treasury, and expects that purchases or sales of the same assets will be made on behalf of the Treasury and the other portfolios managed by the Consultant. The Consultant may, but is not obligated to, aggregate orders for the purchase or sale of assets on behalf of the Account with orders on behalf of other portfolios the Consultant manages. The Client acknowledges that, while the Consultant will seek to allocate the opportunity to purchase or sell such assets among the Treasury and such other portfolios in a manner it deems equitable over time, the Consultant shall not be required to assure equality of treatment among all of its clients.

(d) Brokerage Practices. The Client acknowledges and agrees that the Consultant may select brokers or dealers to effect the purchase and sale of Treasury Assets and to execute and deliver brokerage and customer agreements with any such broker or dealer in the name and on behalf of the Client, which brokers or dealers may be Consultant Affiliates. The Consultant shall designate the broker or brokers through which transactions for the Account are executed at such prices and commissions that, in the Consultant’s good faith judgment, will be in the best interest of the Treasury. The Consultant shall have authority to and may consider such factors as price, transaction costs, a broker’s or dealer’s ability to effect the transactions, access to digital assets or other assets, reliability and financial responsibility, commitment of capital, and the provision or payment by the broker of the costs of research and research-related services which are of benefit to the Consultant or its clients, as well as other factors that the Consultant deems appropriate to consider under the circumstances. Accordingly, when the Consultant places orders for the purchase or sale of an asset for the Treasury, in selecting brokers or dealers to execute such orders, the Client expressly authorizes the Consultant to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Treasury directly or indirectly. Without limiting the generality of the foregoing, the Consultant is authorized to cause the Treasury to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Treasury or who otherwise provide brokerage and research services utilized by the Consultant; provided that the Consultant determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Consultant’s overall responsibilities with respect to accounts as to which the Consultant exercises discretion.

(e) Controversies with Brokers. In the event of a controversy with any broker or other dealer regarding any transaction, the Consultant shall advise the Client of such controversy and the circumstances thereof and thereafter the Consultant shall act in accordance with any written instructions of the Client to the extent consistent with this Agreement. The Client shall, as shall be agreed upon by them, determine whether any proceedings or other actions shall be instituted with respect to such controversy; provided. however, that nothing herein shall be deemed to prohibit the Consultant from taking any action which it shall, under the circumstances then prevailing, reasonably determine to be necessary or desirable to protect the interests of the Treasury or otherwise to carry out its duties and responsibilities.

(f) Legal Proceedings. Unless otherwise agreed in writing by the Consultant, the Consultant shall have no obligations to take any action on behalf of the Client in any legal proceedings, including bankruptcies or class actions, involving any securities held, or formerly held, in the Treasury or issuers of such securities. At the Client’s request, the Consultant will endeavor to assist with administrative matters in respect of any settlement or judgment. Nonetheless, this provision shall not apply for any actions involving the Consultant’s conduct or the performance of its duties under this Agreement.

(g) Other Matters.

(i) Client hereby authorizes the Consultant to enter into “agency cross transactions” effected by a Consultant Affiliate acting as broker for both the Treasury and for the party on the other side of the transaction, in accordance with applicable law. The Client understands and agrees that the Consultant or such Consultant Affiliate may receive commissions from, and have a potentially conflicting division of loyalties and responsibilities regarding, both parties to such agency cross transactions. This consent, as to agency cross transactions effected on behalf of the Client, may be revoked at any time by written notice from the Strategic Committee to the Consultant.

(ii) The Client acknowledges and agrees that the Consultant may cause the Treasury to enter into transactions and other arrangements with the Consultant, Consultant Affiliates or other funds or managed accounts managed by the Consultant or the Consultant Affiliates that, to the extent that they involve securities, may be viewed as principal transactions (i.e., transactions between the Treasury and a Consultant Affiliate acting for its own account) under the Advisers Act. In connection with such transactions involving securities, the Consultant will obtain any necessary approvals or otherwise comply with the requirements of Section 206(3) or any other applicable provision of the Advisers Act. Client acknowledges and agrees that, unless otherwise determined by the Consultant in its discretion and in accordance with the terms and conditions set forth in the Investment Guidelines set forth in Schedule B, any transactions (including staking, restaking and liquid staking) with Consultant Affiliates shall not be considered principal transactions subject to such pre-clearance requirements.

(h) Procedure for Account Withdrawals. The Client hereby agrees to notify the Consultant at least five (5) business days prior to any withdrawals of Treasury Assets from the Treasury. The Client acknowledges and agrees that withdrawals will be funded first by accessing free cash balances and money market instruments; funds derived from the liquidation of all other assets will be deliverable upon final settlement of the trade(s) funding the withdrawal. Withdrawals will not affect: (a) the validity of any actions the Consultant has previously taken or (b) the Client’s liabilities or obligations for transactions started before withdrawal. Notwithstanding the foregoing, however, the Client understands and agrees that certain types of assets may only be liquidated at certain (sometimes infrequent) times and reasonable extensions to such 5-business days’ notice period shall be permitted by the Client in good faith to account for bona fide technical or business requirements. Client’s ability to withdraw assets from the Treasury is subject to any liquidity restrictions or withdrawal and unstaking times applicable to a particular asset, compliance with any internal corporate procedures and policies applicable to it and the terms of this Agreement.

10. Client Records, Reports and Transparency.

(a) The Consultant shall maintain the books and records pertaining to the management and oversight of the Client Assets throughout the term of this Agreement and for a period of five years after the end of the year in which this Agreement terminates. Such books and records shall be made available for inspection and copying at any time by the Client reasonably requested and upon Client’s expense, upon no less than three (3) business days’ prior written notice.

(b) The Consultant shall provide to the Client or shall arrange for the Custodian to provide to the Client, a real-time dashboard interface including, but not limited to, daily net asset value, weekly exposure and monthly risk and exposure. The Consultant shall add additional features and data points to such real-time dashboard interface on an ongoing basis consistent with best market practices provided by other Consultants from time-to-time, within a time frame to be mutually agreed between the Consultant and the Client.

11. Liability.

(a) Except in the cases of willful misconduct or gross negligence (each, a “Disqualifying Action”), none of the Consultant, its affiliates or their respective officers, directors, agents and employees (collectively, the “Covered Persons”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”) suffered by the Client as the result of any act or omission by the Consultant in connection with, arising out of or relating to the performance of its services hereunder. The Client further agrees that no Covered Person shall be liable for any Losses caused, directly or indirectly, by any act or omission of the Client or any act or omission by the Custodian, any broker dealer to which the Consultant or the Client directs transactions for the Treasury, any third party service provider selected by the Consultant with reasonable care to act on behalf of the Client, or by any other non-party, unless such acts, omissions or other conduct is at the direction of the Consultant and the Consultant’s direction constitutes a Disqualifying Action. Without limiting anything in this Section 11(a), in no case shall any Covered Persons be liable for any Losses caused, directly or indirectly, by the error, negligence or misconduct of a Custodian, broker, broker-dealer, exchange, staking validator, or other online platform or service (however described) (collectively, “Platform”), the bankruptcy, insolvency, receivership, administrative or similar proceeding involving a Platform, a pause in or suspension of withdrawals from a Platform (however described and for whatever reason), the hack of a Platform, or by any other cause that does not constitute a Covered Person’s Disqualifying Action.

(b) The Consultant and any person acting on its behalf shall be entitled to rely in good faith upon information, opinions, reports or statements of legal counsel (as to matters of law) and accountants (as to matters of accounting or tax) and, accordingly, such good faith reliance by a person shall not constitute a Disqualifying Action so long as such counsel or accountant is qualified and was selected and consulted with due care. Under no circumstances shall the Consultant or any Covered Person be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages.

(c) The Client agrees to indemnify and hold harmless each of the Covered Persons against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) (i) the operations, business or affairs of the Client, or any actions taken by the Consultant or failure by it to act (even if negligent) in connection with this Agreement (including, without limitation, any Losses arising as a result of any operational errors committed by or erroneous instructions provided by the Client), (ii) a Disqualifying Action by the Client, or (iii) the Client’s breach of this Agreement, in each case except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Covered Person.

(d) To the fullest extent permitted by law, the Client shall, upon the request of any Covered Person, advance or promptly reimburse such Covered Person’s out-of-pocket costs of investigation (whether internal or external), litigation or appeal, as incurred, including attorneys’ reasonable and documented fees and disbursements, reasonably incurred in responding to, litigating or endeavoring to settle any claim, action, suit, investigation or proceeding, whether or not pending or threatened, and whether or not any Covered Person is a party, arising out of or in connection with or relating to the operations, business or affairs of, or in furtherance of the interests of, the Client (a “Claim”); provided that the affected Covered Person shall, as a condition of such Covered Person’s right to receive such advances and reimbursements, undertake in writing to promptly repay the applicable funds for all such advancements or reimbursements if a final judgment of a court of competent jurisdiction has determined that such Covered Person is not then entitled to indemnification under this Section 11. If any Covered Person recovers any amounts in respect of any Claims from insurance coverage or any third-party source, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Client for any amounts previously paid to it by the Client in respect of such Claims.

(e) Promptly after receipt by a Covered Person of notice of any Claim or of the commencement of any action or proceeding involving a Claim, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Client, give written notice to the Client of the receipt of such Claim or the commencement of such action or proceeding; provided, that the failure of any Covered Person to give notice as provided herein shall not relieve the Client of its obligations hereunder, except to the extent that the Client is actually prejudiced by such failure to give notice.

(f) Each Covered Person shall cooperate with the Client and its counsel in responding to, defending and endeavoring to settle any proceedings or Losses that may be subject to indemnification by the Client pursuant to this Section 11. Without limiting the generality of the immediately preceding sentence, if any proceeding is commenced against a Covered Person, the Client shall be entitled to participate in and to assume the defense thereof to the extent that the Client may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Client to such Covered Person of the Client’s election to assume the defense thereof, the Client shall not be liable for expenses subsequently incurred by such Covered Person without the consent of the Client (which shall not be unreasonably withheld) in connection with the defense thereof. Without the Covered Person’s consent, the Client will not consent to entry of any judgment in or enter into any settlement of any such action or proceeding which does not include as an unconditional term thereof the giving by every claimant or plaintiff to such Covered Person of a release from all liability in respect of such claim or litigation.

(g) The right of any Covered Person to indemnification as provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

(h) The federal laws may impose liabilities under certain circumstances on persons who act in good faith; therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the undersigned may have under any applicable federal law.

12. Confidentiality. The Consultant shall regard as confidential all information concerning the affairs of the Client, but shall be permitted to disclose the Client’s confidential information to: (a) the Covered Persons and their respective service providers, in each case, that have a bona fide need to know such confidential information, (b) third parties regarding the fact that the Consultant is performing management activities on the Client’s behalf, which specifically includes the Consultant’s inclusion of references to the Client in written marketing materials distributed by the Consultant to prospective management clients, (c) third parties regarding information regarding Treasury holdings and performance (without reference to the Client’s name) in connection with the establishment of a track record of the Consultant and (d) as otherwise required by any regulatory authority, law or regulation, or by legal process. The Client acknowledges that it may receive or have access to confidential proprietary information of the Consultant that is proprietary in nature and non-public, including, without limitation, information regarding the Consultant’s methodologies, systems and forms, trade secrets and the like (collectively, “Confidential Information”). The Client agrees not to disclose or cause to be disclosed any Confidential Information to any person or use any Confidential Information for its own purposes or its own account, except in connection with its assets in the Treasury and except as otherwise required by any regulatory authority, law or regulation, or by legal process; provided, however, that the Client shall provide the Consultant with prior notice of any such disclosure and the circumstances surrounding such request so that the Consultant may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy by the disclosing party, the Client, in the written opinion of legal counsel satisfactory to the Consultant, is nonetheless legally compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, the Client may, without liability hereunder, disclose only that portion of the Confidential information which such counsel advises the receiving party is legally required to be disclosed, provided that the receiving party exercise its best efforts to preserve the confidentiality of the Confidential information, including, without limitation, by cooperating with the Consultant to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential information.

13. Term and Survival; Exclusivity.

(a) This Agreement shall commence on the Effective Date and shall continue in full force and effect for a term of twenty (20) years (the “Term”), unless earlier terminated in accordance with Section 13(c). Thereafter, the Agreement may be renewed for additional periods as mutually agreed in writing by the Parties. If this Agreement is terminated by the Client for any reason during the Term, or if the Consultant terminates this Agreement due to a material breach by the Client, the Client shall pay to the Consultant, as liquidated damages and not as a penalty, an amount equal to all fees and other compensation that would have accrued to the Consultant under this Agreement from the date of termination through the end of the Term, paid monthly throughout the Term in accordance with the payment provisions herein. The Parties acknowledge and agree that the actual damages in such event would be difficult to ascertain and that this amount represents a reasonable estimate thereof and not a penalty. Upon any termination, all of the Consultant’s obligations hereunder shall cease, except for those that expressly survive under the terms of this Agreement.

(b) This Agreement may be terminated upon at least one hundred twenty (120) days prior written notice to the other Party (A) by the Client at the good faith discretion of the Strategic Committee if the Consultant has significantly underperformed according to the Strategic Committee’s internal metrics, or (B) by the Consultant for any reason. Additionally, this Agreement may be terminated at any time for Cause (i) by the Client upon at least sixty (60) days prior written notice to the Consultant and (ii) by the Consultant upon at least thirty (30) days prior written notice to the Client (unless stated otherwise below). Each such notice set forth in this Section 13(b) shall be referred to as a “Termination Notice”. In the event that either Party asserts a right to terminate this Agreement for Cause, the Parties agree that, as a condition precedent to the effectiveness of any such termination, they shall first attempt in good faith to resolve the dispute through mediation. Within ten (10) business days following the delivery of written notice of termination for Cause, the Parties shall mutually select a mediator and commence mediation proceedings in New York under the then-current rules of the Judicial Arbitration and Mediation Service Inc. (or its successor, if applicable). If the Parties are unable to agree on a mediator within such period, either Party may request that the mediation organization appoint a mediator. The Parties shall participate in the mediation in good faith and shall share equally the costs of the mediation. The mediation shall be completed within thirty (30) days of the appointment of the mediator, unless otherwise agreed in writing by the Parties. If the dispute is not resolved through mediation within such period, either party may pursue any remedies available at law or in equity, including termination of this Agreement for cause.

(c) For the purposes hereof, the term “Cause” means (i) with respect to the Consultant, (A)(I) fraud, (II) bad faith resulting in a material breach of this Agreement, or (III) any action or omission constituting gross negligence or willful misconduct in performing its obligations under this Agreement, which in each case of (II) or (III) that results in an adverse effect on the Client that is both material and demonstrable: provided, that the Consultant shall have a cure period of fifteen (15) days following notice of an occurrence of (I) or (II) (if such breach, action or omission, as applicable is curable), (B) an Act of Insolvency occurring with respect to the Consultant; provided that an Act of Insolvency shall not be deemed to occur if the Consultant assigns its obligations under this Agreement to an affiliate that is not subject to an Act of Insolvency, and (C) is dissolved; provided that such dissolution shall not be deemed to occur if the Consultant assigns its obligations under this Agreement to an affiliate that is not subject to dissolution; and (ii) with respect to the Client (A) a material breach by the Client of its obligations under this Agreement (provided, that the Client shall have a cure period of thirty (30) days following notice of breach in the case of any such breach that is susceptible of cure) or (B) it becomes unlawful under any applicable law (as determined by the Consultant in its sole discretion) for the Consultant to perform its obligations under the Agreement, in which case the Consultant may immediately suspend its performance of all obligations under this Agreement and may terminate this Agreement with 3 days prior written notice.

(d) For the purposes hereof, “Act of lnsolvency” means the Consultant (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (iii) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (iv) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or (v) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter.

(e) In the event that this Agreement is terminated pursuant to Section 13(b) for Cause by the Consultant, the Consultant shall be entitled to any and all damages and legal remedies arising from or in connection therewith including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost future profits and business in the future.

(f) Termination shall not affect liabilities or obligations incurred or arrising from transactions initiated under this Agreement prior to such termination, including the provisions regarding arbitration, which shall survive any expiration or termination of this Agreement. Upon termination, it is the Client’s responsibility to monitor the Treasury Assets and it is understood and acknowledged that the Consultant will have no further obligation to act or advise with respect to those Treasury Assets.

14. Notice of Engagement. If the Client enters into any agreement with any other Consultant or similar service provider (a “Competing Consultant”) including any agreement with a Competing Consultant entered into on or prior to the date hereof, pursuant to which such Competing Consultant provides similar services for the Client as those provided by the Consultant, the Client shall notify the Consultant and provide a summary of the terms of such Agreement (which terms may be redacted in order to satisfy any confidentiality obligations to the Competing Consultant).

15. Electronic Delivery. The Client hereby agrees and provides its consent to have the Consultant electronically deliver Account Communications. “Account Communications” means all current and future account statements; privacy statements; audited financial information, if applicable; this Agreement (including all supplements and amendments hereto); the Consultant’s Privacy Notice and updates thereto; notices and other information, documents, data and records regarding the Treasury Assets. Electronic communications include e-mail delivery as well as electronically making available to the Client Account Communications on the Consultant’s Internet site, if applicable. By signing this Agreement, the Client consents to electronic delivery as described in the preceding three sentences. It is the Client’s affirmative obligation to notify the Consultant in writing if the Client’s email address changes. The Client may revoke or restrict its consent to electronic delivery of Account Communications at any time by notifying the Consultant, in writing, of the Client’s intention to do so. Neither the Consultant nor its affiliates will be liable for any interception of Account Communications. The Client should note that no additional charge for electronic delivery will be assessed, but the Client may incur charges from its Internet service provider or other Internet access provider. In addition, there are risks, such as systems outages, that are associated with electronic delivery.

16. General Provisions.

(a) Assignment. This Agreement shall be binding upon and inure to the benefit of the Client, the Consultant and their respective successors and permitted assigns. No Party to this Agreement may assign (as that term is defined and interpreted under the Advisers Act) all or any portion of its rights, obligations or liabilities under this Agreement without the consent of the other Party to this Agreement.

(b) Independent Contractor. It is understood and agreed that the Consultant shall be deemed to be an independent contractor of the Client and that the Consultant shall not have authority to act for or represent the Client in any way and shall not otherwise be deemed to be agent of the Client. Nothing contained herein shall create or constitute the Consultant and the Client as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

(c) Third Party Beneficiaries. This Agreement is not intended to and does not convey any rights to persons not a Party to this Agreement, except that a Covered Person may in its own right enforce Section 11 of this Agreement.

(d) Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.

(e) Amendments. Except to the extent otherwise expressly provided herein, this Agreement may not be amended except in a writing signed by the Parties hereto.

(f) Waivers. Each Party may by written consent waive, either prospectively or retrospectively and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver of any such right constitute any further waiver of such or any other right hereunder. No waiver of any right by any Party hereto shall be construed as a waiver of the same or any other right at any other time.

(g) Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the Party giving the notice and shall be mailed by first class mail or sent by courier or by email (including email with an attached PDF) or other electronic transmission with confirmation of transmission to the other Party at the address set forth below or to such other address as a Party may from time to time specify to the other Party by such notice hereunder.

If to the Consultant:

Attn: Yucheng Zhang

Director/CEO

If to the Client:

Attn: Sharps Technology Inc.

Executive Chairman

Any such communications, notices, instructions or disclosures shall be deemed duly given when deposited by first class mail address as provided above, when delivered to such address by courier or when sent by email (including email with an attached PDF) or other electronic transmission (with the receipt confirmed).

(h) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of law.

(i) Arbitration. Notwithstanding anything herein to the contrary, including the Parties’ submission to jurisdiction of the courts of the State of New York pursuant to Section l 4(i) below, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the New York offices of the Judicial Arbitration and Mediation Service Inc. or its successor (“JAMS”) before three (3) qualified arbitrators, one (1) selected by each Party and one (1) selected by both Parties. The arbitration shall be administered by JAMS under its Comprehensive Arbitration Rules and Procedures (the “Rules”) in accordance with the expedited procedures in those Rules. Judgment on the arbitration award may be entered in any state or federal court sitting in New York, New York or in any other applicable court. This Section 14(i) shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In the event that this Agreement is terminated pursuant to this Section 14(i), the Consultant shall be entitled to any and all damages and legal remedies arising from or in connection with such default, but limited to direct damages and lost profits and business in the future. Any arbitration arising out of or related to this Agreement shall be conducted in accordance with the expedited procedures set forth in the Rules as those Rules exist on the effective date of this Agreement. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered in any court having jurisdiction. The arbitrators may issue awards for all damages and legal remedies arising from or in connection with such default including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost profits and business in the future. Any Party may, without inconsistency with this arbitration provision, apply to any state or federal court sitting in New York and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitration will be conducted in the English language. The arbitrators shall decide the dispute in accordance with the law of New York. The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement. The costs and expenses of the arbitration shall be funded fifty percent (50%) by the claimant and the remaining fifty percent (50%) shall be split equally among the respondent(s). All Parties shall bear their own attorneys’ fees during the arbitration. The prevailing Party on substantially all of its claims shall be repaid all of such costs and expenses by the non-prevailing Party within ten (10) days after receiving notice of the arbitrator’s decision.

(j) Submission to Jurisdiction: Consent to Service of Process. Subject to Section 16(i) above, the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the state and federal courts in the State of New York in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address set forth in Section 16(g) of this Agreement or to such other address to which the Party shall have given written notice to the other Party. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 16(j) shall affect the right of the Parties to serve process in any manner permitted by law.

(k) Force Majeure. No Party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays or defects arise out of causes beyond the control and without the fault or negligence of the offending Party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, tariffs, government regulations or executive orders, disabling strikes, epidemics, pandemics, quarantine restrictions and freight embargoes.

(1) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

(m) Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(n) Counterparts: Electronic Signature and Delivery. This Agreement may be executed in counterparts, including counterparts sent via PDF other electronic transmission, each of which, when taken together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the Effective Date.

SOL EDGE LIMITED,
as Consultant

By:	/s/ Yucheng Zhang
Name:	Yucheng Zhang
Title:	Authorized Signatory

Sharps Technology Inc.,
as Client

By:	/s/ Paul Danner
Name:	Paul Danner
Title:	Executive Chairman (Principal Executive Officer)

[Signature Page to Consulting Agreement]